Exhibit 99.1

EARNINGS RELEASE

For Immediate Release
Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY REPORTS FISCAL YEAR 2009 RESULTS

NORWALK, CT., August 26, 2009 – Bolt Technology Corporation (NASDAQ: BOLT) today announced financial results for the fourth quarter and the fiscal year ended June 30, 2009.

For the year ended June 30, 2009, sales amounted to $48,876,000 compared to $61,635,000 last year.  Income from continuing operations for the year amounted to $10,501,000 ($1.22 per share) compared to $13,709,000 ($1.60) last year, and net income for the year amounted to $10,501,000 ($1.22 per share) compared to $14,569,000 ($1.70 per share) last year.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “The Company had another strong year in fiscal 2009 recording net income of $10,501,0000 on sales of $48,876,000.  Fiscal 2009 sales, which are the second highest in the Company’s 47 years of operation, decreased 21% from the record sales of fiscal 2008.  The decrease resulted primarily from a decrease in the price of oil and the global economic slowdown which in turn slowed down the demand for marine seismic exploration.  Looking to the future, we believe the fundamentals of our industry remain strong and as current economic conditions improve, we anticipate increased demand for our products in all three segments—“Seismic Energy Sources,” “Underwater Cables and Connectors” and “Seismic Energy Controllers.”

Mr. Soto continued, “Our balance sheet continued to strengthen in fiscal 2009. Cash and short-term investments increased from $19,137,000 at June 30, 2008 to $27,737,000 at June 30, 2009, our working capital increased to $49,935,000 and the Company remained debt free.  Our strong balance sheet puts us in a good position to sustain the current  lower levels of marine seismic exploration activity and to pursue acquisitions as appropriate.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of   marine seismic acquisition equipment used for offshore exploration for oil and gas. The Company operates in three segments: “Seismic Energy Sources,” “Underwater Cables and Connectors” and “Seismic Energy Source Controllers.”

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These include statements about anticipated financial performance, future revenues and earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions and (vii) other risks detailed in the Company’s filings with the Securities and Exchange Commission.  The Company believes that forward-looking statements made by it are based on reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,”  “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Statements of Operations

	Three Months Ended		Fiscal Year
	June 30,		June 30,
	2009	2008	2009	2008
Sales	$11,063,000	$14,921,000	$48,876,000	$61,635,000
Costs and expenses	7,806,000	9,554,000	33,352,000	41,473,000
Income before income taxes	3,257,000	5,367,000	15,524,000	20,162,000
Provision for income taxes	1,066,000	1,675,000	5,023,000	6,453,000
Income from continuing operations	2,191,000	3,692,000	10,501,000	13,709,000
Income from discontinued operations, net of taxes	-	418,000	-	860,000
Net Income	$2,191,000	$4,110,000	$10,501.000	$14,569,000
Earnings per share:
Income from continuing operations	$0.25	$0.43	$1.22	$1.60
Income from discontinued operations, net of taxes	-	0.05	-	0.10
Net Income	$0.25	$0.48	$1.22	$1.70
Average diluted shares outstanding	8,591,000	8,586,000	8,590,000	8,587,000

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Balance Sheets

	June 30,			June 30,
	2009	2008		2009	2008
Assets			Liabilities and
			Stockholders’ Equity

Current Assets			Current Liabilities
Cash and cash equivalents	$25,696,000	$19,137,000	Accounts payable	$958,000	$2,479,000
Short term investments	2,041,000	-
Accounts receivable	11,576,000	11,067,000	Accrued expenses	2,904,000	3,045,000
Inventories	14,064,000	14,879,000	Income taxes payable	194,000	826,000
Other	614,000	442,000		4,056,000	6,350,000
	53,991,000	45,525,000
Property and equipment	4,191,000	4,331,000
Goodwill	10,957,000	10,330,000	Stockholders’ equity	66,468,000	55,517,000
Other intangible assets	1,232,000	1,472,000
Other	153,000	209,000
	$70,524,000	$61,867,000		$70,524,000	$61,867,000

# # # # #